EXHIBIT 99.2

PRESS RELEASE

For Immediate Distribution

Contact:	Bart D’Ambra

973-473-2200

Diane Scriveri to Join CSBK as Chief Commercial Loan Officer

September 12, 2016 — Clifton, NJ — CSBK, the banking subsidiary of Clifton Bancorp, Inc., announced today the appointment of Diane Scriveri to Executive Vice President and Chief Commercial Loan Officer.

Paul M. Aguggia, Chairman and Chief Executive Officer, stated “We are delighted to welcome Diane to CSBK to lead our Commercial Lending Division. As we continue to grow this important part of our business, Diane’s extensive experience and organizational skills will further enhance CSBK’s reputation in our marketplace and inspire the continuation of the high performance of our commercial lending team.”

Ms. Scriveri is a New Jersey banking veteran whose career has spanned a number of institutions, primarily within Bergen County. During her community banking career, Ms. Scriveri has served in various senior management positions in the commercial and residential real estate areas. Ms. Scriveri commented, “The growth attained by the commercial lending team to-date is solid and impressive; the evidence of strategic, positive changes throughout the organization signals a company that is flexible, determined and innovative. I look forward to joining CSBK at this pivotal point in its 88-year history.”

Ms. Scriveri is very active in both industry and community organizations. She currently serves as Chair of the New Jersey Bankers Association Residential Mortgage Committee, and as a member of the New Jersey Bankers Association Commercial Lending Committee and the American Bankers Association – Mortgage Technology and Commercial Lending Groups. Ms. Scriveri also serves in various positions with several Bergen County community outreach organizations.

ABOUT CSBK

CSBK is a metropolitan, community-focused bank serving clients in the metro NY – NJ market, with emphasis on customers who prefer simplicity, sincerity and sound advice – delivered through helpful, knowledgeable bankers. CSBK (Clifton Savings Bank) is the wholly owned banking subsidiary of Clifton Bancorp Inc. (NASDAQ:CSBK) with offices located throughout Northern New Jersey.